News Release

UMB Financial Corporation 1010 Grand Boulevard Kansas City, MO 64106

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Media: jwills@barkleyus.com	Investor relations: abigail.wendel@umb.com
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UMB Acquires Prairie Capital Management LLC

Purchase enhances UMB’s diverse wealth management capabilities

Kansas City, Mo. – (June 30, 2010) –UMB Financial Corporation (NASDAQ: UMBF), has signed a definitive agreement for the acquisition of the assets of Prairie Capital Management LLC, (Prairie) an independent asset management and wealth management firm based in Kansas City, Mo. The transaction is expected to close on July 30, 2010.

Prairie, with offices in Kansas City, Denver, Chicago, and Philadelphia, operates a national asset and wealth management practice serving a diverse client base including high net worth private clients, family offices, trusts, foundations and endowments, corporations and plan sponsors. The Prairie team provides institutional-quality investment advice, using a multi-manager approach on an open architecture platform.

“The addition of Prairie Capital Management reflects UMB’s strategic focus to invest in and grow our wealth management business,” said Clyde Wendel, vice chairman, UMB Bank. “The independent investment manager structure offered by Prairie will provide qualified UMB clients an exciting and innovative range of new professional services. Prairie has extensive experience advising clients as they invest with managers across all asset classes, and also provides unique access to many leading global investment managers.”

Following the deal close, Prairie will operate as an independent division in the UMB organization. The firm’s founders and leadership team will continue to manage the business in their current roles. Berkshire Capital served as exclusive financial advisor to UMB on this transaction.

“UMB identified Prairie’s unique range of high net worth and institutional services, the expertise the firm brings to investing in multiple asset classes in a complex environment, and the overall quality of the firm’s professional team,” said Peter deSilva, president and chief operating officer, UMB. “Both companies share excellent reputations, as well as similar cultures and management styles, making this an attractive business combination that will benefit all of our customers. Prairie will also benefit from UMB’s strength and stability, as well as the extensive administrative support services we will provide the firm, freeing the investment team at Prairie to focus on serving clients.”

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Mo., offering complete banking, asset management, health spending solutions and related financial services to commercial, institutional and personal customers nationwide. Its banking subsidiaries own and operate 135 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include mutual fund and alternative investment services groups, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds and investment advisory accounts for institutional customers. For more information, visit umb.com or follow us on Twitter at @UMBFinancial.

About Prairie Capital:

Prairie Capital Management LLC is an asset management and wealth management consulting firm headquartered in Kansas City, Mo., and is registered with the United States Securities and Exchange Commission ("SEC") as an investment adviser under the Investment Advisers Act of 1940. The firm serves clients in more than 25 states from its four offices in Kansas City, Chicago, Denver and Philadelphia. For more information, visit www.prairiecapital.com.